Exhibit (p)(39)

Personal Code of Ethics
• Personal Account Dealing
• Outside Business Activities
• Gifts, Entertainment and Meals Received
• Political Activities
Initial Adoption: August 1, 2017
Effective: January 1, 2020
Last Revised: November 11, 2019
Version: 3.0
Internal Use Only

Personal Code of Ethics

Contents

1	Overview			1

	1.1		Policy Statement	1

	1.2		Scope	1

	1.3		Roles and Responsibilities	1

	1.4		References	2

	1.5		Escalation Requirements	2

2	Definitions			2

3	Policy Requirements			3

	3.1		Personal Account Dealing (“PAD”)	3

		3.1.1	Key Principles	3

		3.1.2	Disclosure	3

		3.1.3	Preclearance Requirements for Dealing in Covered Securities	4

		3.1.4	Restrictions on Dealing in Covered Securities	5

		3.1.5	Exceptions	6

		3.1.6	Trading in Reportable Funds	7

		3.1.7	Trading in Janus Henderson Group plc Securities	8

	3.2		Outside Business Activities (OBA)	9

		3.2.1	Key Principles	9

		3.2.2	Disclosure and Approval Requirements	9

		3.2.3	Approval Process	10

	3.3		Gifts, Entertainment and Meals Received	10

		3.3.1	Key Principles	10

		3.3.2	Disclosure and Approval Requirements	11

		3.3.3	Approval and Exceptions Process	11

	3.4		Political Activities	12

		3.4.1	Key Principles	12

		3.4.2	Disclosure and Approval Requirements	12

		3.4.3	Approval and Exceptions Process	12

		3.4.4	Conditions and Prohibitions	13

		3.4.5	Soliciting U.S. Government Entities on Behalf of SEC-Registered Advisers	13

Appendix 1 – Definitions				16

Appendix 2 – PAD Guidelines				18

Appendix 3 – Gifts, Entertainment and Meals Received Limits, Thresholds and Guidelines				20

Appendix 4 – Policies for Independent Fund Trustees				23

Personal Code of Ethics

1	Overview

1.1	Policy Statement

Janus Henderson is entrusted with the assets of our clients for investment purposes. As a result, we have an obligation to place our clients’ interests before our own and manage conflicts of interest fairly. The Personal Code of Ethics (the “Code”) provides a set of rules and principles to ensure that we meet that obligation when we engage in personal account dealing, conduct outside business activities, receive gifts, entertainment and meals, and participate in political activities.

While the Code sets out a number of requirements, prohibitions and conditions, it does not cover every possible scenario and cannot be a replacement for your good judgment. Where the application of the Code is unclear, you should evaluate your proposed course of conduct against the following values and/or consult with Compliance:

•	We place the interests of our clients first.

•	We are honest and forthright in words and actions.

•	We avoid, mitigate and/or disclose relevant conflicts of interest.

•	We comply with applicable laws, rules and regulations.

•	We hold each other accountable by reporting any violations of the Code.

The Code has been drafted to comply with laws, rules and regulations of the various jurisdictions where Janus Henderson operates.

1.2	Scope

Except as otherwise noted, the Code applies to all Employees of Janus Henderson. The Code also applies to directors, trustees, officers and employees of funds sponsored by Janus Henderson to the extent those funds have adopted the Code as their own. The independent trustees of the Janus Investment Fund, Janus Aspen Series, Janus Detroit Street Trust and Clayton Street Trust are subject only to the general principles in sections 1.1 and 3.1.1 and the specific obligations and restrictions in Appendix 4.

1.3	Roles and Responsibilities

Employees will attest to their receipt of the Code at hire, on an annual basis and anytime material amendments to the Code are made. In attesting to the Code, Employees agree to their understanding of the Code and agree to comply with the requirements of the Code.

Compliance administers and monitors adherence to the Code, including by reviewing disclosures, providing training and identifying violations. Compliance also maintains and oversees the maintenance of certain records in accordance with applicable legal and regulatory requirements.

The Ethics & Conflicts Committee provides oversight of the Code, including by reviewing exceptions and addressing violations. The Ethics & Conflicts Committee reviews the Code on a periodic basis in line with business changes and changes to regulation.

The U.S. mutual fund Boards of Trustees must approve any material amendments to the Code.

Personal Code of Ethics

1.4	References

The Code is designed to ensure compliance with laws, rules and regulations applicable to Janus Henderson’s business across the globe, including but not limited to:

•	Section 206 of the US Investment Advisers Act of 1940

•	Section 17(j) of the US Investment Company Act of 1940

•	SEC Rule 17j-1, Personal Investment Activities of Investment Company Personnel

•	SEC Rule 204-2, Books and Records To Be Maintained by Investment Advisers

•	SEC Rule 204A-1, Investment Adviser Codes of Ethics

•	SEC Rule 206(4)-5, Political Contributions by Certain Investment Advisers

•	FINRA Rule 3320, Influencing or Rewarding the Employees of Others

•	FINRA Rule 3270, Outside Business Activities of Registered Persons

•	FINRA Rule 3280, Private Securities Transactions of an Associate Person

•	FCA COBS 2.3 and 2.3A, Inducements

•	FCA COBS 11.7 and 11.7A, Personal Account Dealing

•	Hong Kong SFC Code of Conduct for Persons Licensed by or Registered with the SFC Section 12.2

•	IMAS Code of Ethics & Standards of Professional Conduct 2.12, Personal Conduct and Training

•	IMAS Code of Ethics & Standards of Professional Conduct 2.14, Gifts and Entertainment

•	ASX Listing Rules 12.9 et seq., Trading Policy

•	NYSE Listing Rules 303A.10, Code of Business Conduct and Ethics Requirements

The Code complements and should be read in conjunction with other policies that address ethics and conflicts, such as the Code of Business Conduct, the Conflicts of Interest Policy, the Market Conduct Policy, the Share Trading Policy and the Anti-Bribery and Corruption Policy.

1.5	Escalation Requirements

Failure to adhere to any of the requirements of the Code or report violations may result in a breach of the Code. The Company takes breaches very seriously. Any potential violation of the provisions of the Code will be investigated by Compliance and may be reported to the Ethics & Conflicts Committee. If a determination is made that a violation has occurred, Janus Henderson may impose appropriate sanctions, including but not limited to one or more of the following: a written warning, profit surrender, personal trading ban, and termination of employment or referral to civil or criminal authorities.

Material violations of our personal account dealing rules will be reported promptly to the respective boards of trustees/managers of the Reportable Funds or relevant committees of the boards.

To report suspected violations of the Code, you should contact Compliance. If you feel uncomfortable reporting directly to Compliance, you may also report suspected violations to our independent hotline provider on an anonymous or identified basis via web at https://janushenderson.ethicspoint.com or telephone at 844.765.6701 (U.S.), 0808.234.9715 (UK) or AT&T Direct Access Code + 844.765.6701 (Other). The Company will not tolerate any discrimination, harassment or retaliation against anyone who makes a good faith report or assists in an investigation.

2	Definitions

See Appendix 1.

Personal Code of Ethics

3	Policy Requirements

3.1	Personal Account Dealing (“PAD”)

3.1.1	Key Principles

Your Personal Account Dealing may present an actual, potential or apparent conflict or other risk that could harm the Company, its shareholders or its clients. In order for Janus Henderson to identify and manage these conflicts and risks, you must disclose brokerage accounts and holdings, disclose and receive approval for any Personal Account Dealing and conduct approved securities transactions in accordance with the requirements of this Code.

You must carefully consider the nature of your Janus Henderson responsibilities— and the type of information that you might be deemed to possess in light of any particular securities transaction—before engaging in any investment-related activity or transaction. In addition:

•	You may not improperly benefit by causing a client to act, or fail to act, in making investment decisions.

•	You may not profit, or cause others to profit, based on your knowledge of completed or contemplated client transactions.

•	You must preclear all of your personal trades and subsequently execute your trades in accordance with stated timeframes.

•	No dealing is permitted that is in conflict with the interests of our clients, the parameters set by the Code, or the restrictions imposed by Janus Henderson restricted/embargo lists.

•	You may not deal on the basis of material non-public (inside) information.

3.1.2	Disclosure

3.1.2.1	Initial Brokerage Account Disclosures

Within 10 calendar days of your start date, you must disclose all brokerage accounts in which you have Beneficial Ownership. Additionally, you must disclose any account that holds or can hold Janus Henderson products (e.g., mutual funds, hedge funds or subadvised products).

You must allow your brokers or financial institutions to provide duplicate confirmations and statements directly to Compliance. If your broker is unwilling or unable to provide duplicate confirmations and statements, you are required to provide them to Compliance.

3.1.2.2	Initial Holdings Disclosures

Within 10 calendar days of your start date, you must disclose all holdings in Covered Securities that are beneficially owned by you. Additionally, you must disclose any holdings in Janus Henderson managed products, including mutual funds, commingled pools, hedge funds or subadvised products. Holdings information must be current as of 45 days prior to your start date.

See Appendix 2 for a detailed list of Covered and Non-Covered Securities.

Personal Code of Ethics

3.1.2.3	Ongoing Disclosure Requirements

Accounts: You must promptly disclose any newly opened accounts that are under your Beneficial Ownership.

Transactions/Holdings: You must deal through your own brokers and must ensure that Compliance receives duplicate statements and trade confirmations/contract notes in one of the three ways listed below.

1.

Electronic feeds – You are encouraged to deal through brokers that provide Compliance with trade confirmations and holdings via electronic feed. This provides Compliance with the most timely and accurate PAD information. A list of electronic feed brokers can be found here.

2.

Broker delivery of duplicate confirmations and statements – In jurisdictions where applicable, you should allow for your brokers to provide delivery of duplicate confirmations and statements directly to Compliance. Compliance staff will enter trade details for you if you are utilizing this option.

3.

Employee upload of confirmations and statements – If neither of the above options is possible, you are required to enter your trade details into MCO and upload the trade confirmation/contract notes within 7 days of executing a precleared trade. Additionally, you will be required to attest to your trades quarterly and upload year-end statements annually.

3.1.2.4	Attestation Requirements

You are required to submit the following periodic attestations. You may also be required to complete additional attestations to meet jurisdictional and regulatory requirements.

Annually:

•	Account Attestation

•	Holdings Attestation

Quarterly:

•	Quarterly Trades Attestation (for accounts without direct feed or statement delivery to Compliance)

3.1.3	Preclearance Requirements for Dealing in Covered Securities

The requirements in the Code are designed to mitigate or eliminate any potential conflict or appearance of conflict that may occur between your personal account dealing and client security dealing. The following requirements apply to your personal dealing in Covered Securities in accounts you beneficially own.

3.1.3.1	Requesting Preclearance

You and your related parties (your spouse, minor children and other adult family members living in your household) must preclear any trades in Covered Securities via MCO unless the transaction meets one of the provisions noted in the Excluded Transactions section. Preclearance requests are evaluated for potential conflicts of interest that may deem the trade to not be or appear to not be in the best interest of clients.

Generally, most requests are approved or denied immediately, but some may take up to 48 hours to evaluate.

Compliance retains the right to refuse you permission to conduct a personal trade without providing a reason for the refusal. No reason for refusal will be given if in the opinion of Compliance the explanation would result in the release of confidential information.

Personal Code of Ethics

3.1.3.2	Approval Window

Approvals and denials are communicated from MCO via email. If your requested transaction is approved and you choose to transact, you must place and execute your transaction by the close of business on the day after you receive an approval email from MCO.

If the day after the date of preclearance approval is a market holiday or a weekend, then you must place and execute the transaction by the close of business on the day you receive approval.

If the transaction is not placed and executed within the approved timeframe, then you must submit a new request to trade in MCO. Limit orders are allowed only if they are set to expire within the preclearance approval window.

If your trade has a delayed execution date (e.g., an illiquid or unlisted security), you should request an exception from Compliance.

3.1.3.3	Preclearance Attestation (Portfolio Managers and Research Analysts only)

If you are requesting to personally trade a Covered Security that is an eligible investment for client accounts you manage or provide analysis to, you must provide your rationale for the trade via an attestation form in MCO.

3.1.4	Restrictions on Dealing in Covered Securities

3.1.4.1	Blackout Periods

Generally, you will not be granted preclearance to deal in a Covered Security when there is a pending buy or sell order for a client in that same security. Additionally:

•	Access Persons will generally not be granted preclearance to trade in a Covered Security within one (1) business day after a client trade occurs in the same security.

•	Investment Persons will generally not be granted preclearance to trade in a Covered Security within seven (7) calendar days after a client trade occurs in the same security.

3.1.4.2	Minimum Holding Periods

Minimum holding periods are applicable for any purchase and subsequent sale, or any sale then subsequent purchase (for short sales), of the same Covered Security (or its equivalent). With respect to derivatives, any transaction to close out a derivative position cannot be executed until the end of the holding period. The holding period starts the day after execution of your trade. Calculations are made using the “first-in, first-out” (FIFO) method.

Minimum holding periods for Covered Securities are as follows:

Profile	ETFs/ETNs (Including Janus Henderson ETFs/ETNs)	All Other Covered Securities
Access Person	One week (7 calendar days)	Three months (90 calendar days)
Investment Person		Six months (180 calendar days)

Personal Code of Ethics

Where this restriction would cause undue financial hardship due to your personal circumstances or in periods of extreme market turmoil, you may request an exception to this restriction. This should be seen as an exceptional measure and requires the approval of the Compliance and will be ratified by the Ethics & Conflicts Committee.

Holding periods are designed to discourage derivatives trading and securities trading with a high frequency.

3.1.4.3	Best Price Rule

In order to eliminate even the appearance of impropriety, if you (1) buy or sell a security within seven days before a client trade is executed in the same security and (2) receive a price advantage over the client’s trade, you may be required to surrender the price advantage at the discretion of the Ethics & Conflicts Committee.

3.1.4.4	Private Placements and Initial Public Offerings (IPOs)

You must request pre-approval prior to investing in a private placement or limited offering. Requests are submitted in MCO via the Private Placement/Limited Offering form. No Employee, or other Access Person, shall acquire any security issued in any limited or private offering (please note that hedge funds are sold as limited or private offerings) unless Compliance gives express prior written approval and documents the basis for granting approval after due inquiry. In determining whether approval should be given, Compliance will take into account, among other factors, whether the investment opportunity should be reserved for a client and whether the opportunity is being offered to the individual by virtue of his or her position with Janus Henderson. Contact Compliance for assistance with these requests.

You are not allowed to participate in IPOs. Exceptions to this rule will be considered only under limited circumstances and only with prior approval from Compliance, in consultation with the Ethics & Conflicts Committee. Please contact Compliance for advice and direction.

3.1.4.5	Restricted Securities

You may not trade securities of any issuer that is on the Janus Henderson restricted/embargoed list. Certain securities may have restrictions placed upon them that restrict both personal and client dealing, typically when Janus Henderson or a part of Janus Henderson is in receipt of material non-public (inside) information. These restrictions will be maintained collectively using the restricted/embargoed list.

3.1.5	Exceptions

3.1.5.1	Excluded Transactions

The following transactions are excluded from the Covered Securities trading restrictions:

•	Transactions involving futures or options in foreign currencies or broad-based indices.

•	Purchases or sales that are not voluntary, which include but are not limited to: tender offers and broker- initiated transactions.

•	Purchases or sales that are part of an automatic investment plan that has been disclosed to Compliance.

•	The acquisition of:

•	securities as a result of a corporate action

Personal Code of Ethics

•	securities as a result of a gift or inheritance

•	an employer’s securities through an employer retirement plan such as a 401(k) plan or stock purchase plan

(Note: The subsequent sale of any securities acquired is subject to all trading restrictions of the Code.)

•	Transfers in-kind of Covered Securities.

Please refer to Section 3.1.7.1 for details on Janus Henderson Group plc security transfers.

3.1.5.2	Discretionary Management by Third Parties

The trading restrictions outlined above do not apply to trades in an investment account or another arrangement over which you have no direct or indirect influence or control (“Discretionary Management”). In order to rely upon this provision you must receive approval from Compliance. To receive approval, you must submit documentation to Compliance demonstrating that all trading in the account is under the sole discretion of your advisor or other designee.

Discretionary accounts still require disclosure in MCO and are subject to the restriction on the purchase of IPOs. Additionally, transactions in Janus Henderson Group plc stock and limited offerings still require preclearance approval.

You are required to inform Compliance immediately if you terminate any approved advisory relationship or make management changes. Additionally, you are required to acknowledge and attest annually that:

1.	You have had no direct or indirect influence or control over the trading decisions in your discretionary account(s).

2.	You did not suggest trades to the manager or in any way direct the manager to make any particular trades in securities for the discretionary account(s).

3.1.5.3	Share/Investment Clubs

If you wish to participate in collective arrangements (e.g., a share or investment club), seek advice and direction from Compliance.

3.1.5.4	Spread Betting

Spread betting is a speculative transaction that involves taking a bet on the price movement of a security, index or other financial product via a spread betting company. Spread betting on financial products is not permitted and you may not use spread betting accounts to circumvent this Code. Spread betting on non-financial products, such as sporting events, is not covered by this Code.

3.1.6	Trading in Reportable Funds

Janus Henderson serves as the adviser to a variety of investment products including open-end mutual funds, exchange traded products and investment trusts You are required to disclose in MCO any accounts where you hold or can hold Janus Henderson products.

Personal Code of Ethics

3.1.6.1	Janus Henderson Mutual Funds

Preclearance is not required to deal in Janus Henderson Funds; however, a minimum holding period of 90 days is required for all funds with the exception of money market funds.

Additionally:

•	The holding period starts the day after execution of the trade and lasts until the 90th day.

•	The prohibition applies on a “first in, first out” (FIFO) basis.

The restriction does not apply to acquisitions or sales of a fund where it is executed without instruction from the Employee (e.g., automatic dividend reinvestments, share plan investing etc.).

3.1.6.2	Janus Henderson Exchange Traded Products

Janus Henderson ETFs/ETNs are treated the same as all other ETFs/ETNs under the Code. See Sections 3.1.3 and 3.1.4.

3.1.6.3	Janus Henderson Investment Trusts

The Code also extends to trading in securities of other Janus Henderson Group plc related entities that are listed on a securities exchange while in the possession of material non-public (inside) information concerning that entity. A person who is a director of an investment trust managed by Janus Henderson must also comply with the FCA’s Listing and Disclosure Guidance and Transparency Rules, which prohibits dealings during “Closed Periods”.

Fund managers of investment trusts managed by Janus Henderson should be aware of the specific regulatory risks associated with personal investing in their trusts and should consult Compliance if they consider that there might be any potential conflict or market conduct risk associated with a proposed personal account trade. All preclearance requests for Janus Henderson-managed investment trusts will be blocked pending checks for risks such as closed periods or involvement or information on buy-back programmes.

A list of these Investment Trusts can be found at here, and “Closed Period” restrictions may be applied in MCO for all persons.

3.1.7	Trading in Janus Henderson Group plc Securities

Janus Henderson Group plc (JHG) is a publicly traded company and, as an Employee of Janus Henderson, all of your trades in securities issued by JHG are monitored. You may not engage in transactions in JHG securities if they are speculative or short-term in nature. For example, speculative trading includes short sales, transactions in “put” or “call” options or similar derivative transactions. In addition, you may not engage in any hedging or monetization transactions with respect to JHG securities. The Janus Henderson Group Share Trading Policy provides additional guidance on the trading of JHG securities.

3.1.7.1	Preclearance of Janus Henderson Group plc Securities

You must obtain preclearance in MCO for all personal deals in JHG securities. This includes in-kind transfers where ownership of the shares changes, as in a charitable gift of shares. Preclearance requests must be submitted via MCO.

Personal Code of Ethics

You may request to trade in JHG shares only during the window period. The window period generally opens the day Janus Henderson publicly announces its quarterly earnings and closes at each quarter end.

Automatic investment plans, default activities, stock awards and grants are exempt from preclearance.

3.1.7.2	Material Non-Public Information

You may not trade or take up rights, or cause someone else to trade, in JHG securities while in the possession of material non-public (inside) information.

3.2	Outside Business Activities (OBA)

3.2.1	Key Principles

Your business activities outside of work may present a conflict or other risk that could harm the Company, its shareholders or its clients. In order for Janus Henderson to identify and manage these conflicts and risks, you must disclose and receive approval for OBA and conduct approved activities in accordance with the requirements of this Code.

•	Any OBA that involves a significant amount of time or provides a significant amount of income may present a conflict.

•	Any OBA that is investment-related, including activities on behalf of a non-profit, may present a conflict.

•	Any OBA that involves service on the board of directors of a publicly traded company may present a conflict and will generally not be permitted.

•	At all times, the interests of the Company and its clients take priority over the outside business activities of Employees.

3.2.2	Disclosure and Approval Requirements

You are required to disclose and seek pre-approval for any of the following OBAs:12

•	Serving as an employee, independent contractor, sole proprietor, officer, director or partner of a for-profit business;

•	Serving as a director, officer or executive management of a non-profit entity or performing investment-related functions on its behalf; and

•

Engaging in any other outside employment or activity (paid or unpaid) that may give rise to a conflict with the Company, its shareholders or clients, or other risk (e.g., operating a blog that provides financial advice).

You are not required to disclose service as a non-director, non-officer, non-executive management employee or volunteer for a non-profit entity, including civic organizations (e.g., your local homeowners or resident association), unless you will be performing investment-related functions on its behalf.

[1]	FINRA obligation: If you are a FINRA-licensed person, please consult with Distribution Compliance on the disclosure obligations in relation to outside directorships and other business interests.
[2]

Hong Kong SFC obligation: If you are a Hong Kong SFC-licensed person, please consult with local compliance on the disclosure obligations in relation to outside directorships and other business interests.

Personal Code of Ethics

Upon joining the Company, you must submit a request for approval in MCO before continuing any existing OBA. Additionally, prior to commencing any new OBA, you must submit a request for approval in MCO.

You must abide by the Company’s decision as to whether to permit an OBA and, if so, any conditions it places on your participation in the OBA.

You are required to keep your OBA disclosures current and accurate by promptly notifying Compliance of any relevant changes to your status (e.g., you are now serving on the investment committee) or the entity’s status (e.g., the company has become or is becoming publicly-traded). You must attest to the accuracy and completeness of your OBA disclosures in MCO annually.

3.2.3	Approval Process

Compliance reviews and approves your OBA request if it does not present any actual or potential conflict or other risk. Compliance escalates your request to the Ethics & Conflicts Committee and your direct manager, as appropriate, if the activity presents perceived, actual or potential conflict.

The Ethics & Conflicts Committee reviews all requests. It may ratify or revoke any approvals granted by Compliance. It also approves or denies any requests escalated by Compliance.

In deciding whether to approve the activity, Compliance, your direct manager and/or the Ethics & Conflicts Committee will consider whether the OBA presents any conflict or other risk and, if so, whether that conflict or risk can be effectively mitigated. Your request will not be denied without good cause. Compliance, your direct manager and/or the Ethics & Conflicts Committee may impose any conditions on your participation in the OBA reasonably necessary to manage any conflicts or risks, including but not limited to requiring periodic certifications.

As a general rule, you will not be allowed to serve on the board of directors of any publicly-traded company.

3.3	Gifts, Entertainment and Meals Received

3.3.1	Key Principles

Your receipt of Gifts and Entertainment from Business Relationships may present an actual, potential or apparent conflict or other risk that could harm the Company, its shareholders or its clients. In order for Janus Henderson to identify and manage these conflicts and risks, you must disclose and receive approval for Gifts and Entertainment received or intended to be accepted from a Business Relationship in accordance with the requirements of this Code.

You must follow the restrictions that apply to your jurisdiction and business as set forth in the relevant regional rules in Appendix 3. Employees located or doing business in the UK and Europe are generally limited to receiving certain minor non-monetary benefits, including hospitality of a reasonable de minimis value, such as food and drink during a business meeting or a conference, seminar or other training event.

Regardless of your business unit and location, you may not:

•

Receive cash, cash equivalents, loans or personal services on behalf of Janus Henderson, even if these fall within the limits outlined in the Appendices. This includes gift cards or certificates if they can be redeemed for cash.

•	Receive special discounts unless they are available to all other Employees (e.g., a discount coupon from a retail store).

Personal Code of Ethics

•	Receive a Gift or Entertainment if it could be perceived by others as a bribe or consideration for a business favour.

•	Receive a Gift or Entertainment that would be embarrassing to you or Janus Henderson if made public.

•	Request a Gift or Entertainment from a Business Relationship.

3.3.2	Disclosure and Approval Requirements

You are required to disclose any Gifts or Entertainment that you receive or wish to accept to the extent they exceed the relevant Disclosure Threshold described in the Appendices. You are also required to seek pre-approval for any Gifts or Entertainment that you receive or wish to accept to the extent they exceed the relevant Individual or Annual Limit described in the Appendices or are otherwise restricted.

The Appendices outline for each jurisdiction:

•	prohibitions

•	Disclosure Thresholds

•	Individual Limits

•	Annual Limits

•	other rules or guidelines.

The described thresholds and limits apply to the total, fair market value of the Gift or Entertainment, including meals, drinks, tickets to sporting events, etc. For the avoidance of doubt, fair market value is the greater of the value at which it could be purchased in the open market and the nominal cost to the Business Relationship. Any Annual Limits per provider apply to the combined total of all Entertainment received from the Business Relationship, including Business Meals. All Individual and Annual Limits related to Business Meals are exclusive of tax and gratuity.

You are required to attest annually that you have disclosed all Gifts and Entertainment required to be disclosed and that you have not received any Gifts or Entertainment outside of the Code requirements. Certain members of the investment team are also required to attest monthly to their disclosures.

3.3.3	Approval and Exceptions Process

Any Gift or Entertainment whose value exceeds the relevant Individual or Annual Limit, or that is otherwise impermissible due to restrictions described in the Appendices constitutes an exception to the Code. Compliance and your direct manager will generally review and approve or deny any exceptions to the Code. The receipt of Gifts and Entertainment in excess of the Individual or Annual Limits by the CEO is subject to review and approval by the Chairman of the Janus Henderson Board. The receipt of Gifts and Entertainment in excess of the Individual or Annual Limits by other members of the Executive Committee is subject to review and approval by the CEO. In connection with the approval of an exception, the Company may impose additional conditions or restrictions on the receipt of the Gifts or Entertainment, including but not limited to requiring the Employee to reimburse the Business Relationship or donate to an appropriate charitable organization the amount by which the fair market value of the Entertainment exceeds the relevant Individual Limit. The Ethics & Conflicts Committee will review all exceptions granted.

You may be invited to speak at industry conferences and events. In some situations, the speech or appearance involves travel, lodging, or other customary speaker amenities (travel accommodations). You must promptly disclose such accommodations in MCO and seek Compliance approval to receive such accommodations.

If, after you have received Gifts or Entertainment, you or Compliance determine the value is over the relevant Individual or Annual Limit or is otherwise inappropriate, your direct manager and Compliance will work with you

Personal Code of Ethics

to resolve the issue and ensure that you remain compliant with the Code and local regulations. In the event an Employee receives a Gift over the applicable limit, the Employee will be required to return the Gift or, at the direction of Compliance and the Ethics & Conflicts Committee, (1) pay the fair market value of the Gift and keep it, (2) donate the Gift to charity or (3) dispose of the Gift.

3.4	Political Activities

3.4.1	Key Principles

Your participation in Political Activities and your making of Political Contributions may present an actual, potential or apparent conflict or other risk that could harm the Company, its shareholders or its clients. In order for Janus Henderson to identify and manage these conflicts and risks, you3 must disclose and receive pre-approval for Political Activities and Political Contributions and conduct approved activities in accordance with the requirements of this Code.

•	Only Covered Associates are allowed to solicit investment advisory services business from U.S. Government Entities.

•	You are prohibited from directly or indirectly using a third party to solicit investment advisory services business from U.S. Government Entities without pre-approval from Compliance.

•	You are prohibited from performing any act which would result in a violation of the Code whether directly or through or by any other person or means.

•

No Employee may undertake any Political Activity (1) using the Company’s name, (2) during working hours, (3) on the Company’s premises and/or (4) with the use of Company’s equipment, property, funds or personnel without obtaining pre-approval from Compliance.

•	At all times, the interests of the Company and its clients take priority over the personal political interests of Employees.

3.4.2	Disclosure and Approval Requirements

You are required to disclose and seek pre-approval for any Political Activities or Political Contributions of yourself or the Company. All executive officers of SEC-registered investment advisers are also required to disclose and seek pre-approval for any Political Activities or Political Contributions of their family members (i.e., a spouse, domestic partner or minor children). You should submit all requests for pre-approval to Compliance via MCO.

Any Political Contributions made by others (e.g., spouses, domestic partners, family members, friends, placement agents, consultants, attorneys, businesses, etc.) at the direction or suggestion of an Employee are considered to be made by that Employee for purposes of the Code.

3.4.3	Approval and Exceptions Process

You must obtain written approval from Compliance prior to making any Political Contribution or engaging in any Political Activity on behalf of yourself or the Company. All officers must also obtain written approval from Compliance before a family member (i.e., a spouse, domestic partner or minor children) makes a Political Contribution or engages in any Political Activity.

[3]	For purposes of these Political Activities disclosure and pre-clearance rules alone, the terms “you” and “Employee” do not cover contractors.

Personal Code of Ethics

Compliance, and Legal as necessary, will review all requests to determine whether they are permissible based on the requirements of the Code as well as applicable federal, state and local restrictions.

In general, you may make Political Contributions of $150 (U.S. or local equivalent) to a candidate per election, subject to Compliance approval. Primary and general elections are considered separate elections. You may request exceptions to the $150 limit, which may be reviewed by representatives of the Legal and Compliance departments. In certain cases, exception requests may be escalated to the CEO for approval. The Company’s Political Activities and Political Contributions must be approved by the Executive Committee.

In general, contributions to and activities for charitable organizations, such as 501(c)(3)s, are not typically considered Political Activities or Contributions; however, you must keep in mind the anti-circumvention provisions of the Code (see Section 3.4.4). If you are unsure if a particular contribution or activity would comply with the Code and legal or regulatory requirements or require pre-approval, please consult with Compliance.

3.4.4	Conditions and Prohibitions

You are expected to exercise good judgment when engaging in Political Activities, making Political Contributions or otherwise using political influence. You must consider any actual, potential or apparent conflicts of interests when engaging in Political Activities or making Political Contributions. Regardless of amount, all Political Contributions must be entirely voluntary and unlikely to influence the candidate’s judgment regarding any continued or future investment advisory services business.

You are prohibited from making Political Contributions when the solicitation or request for such contribution implies that continued or future business depends on making such contributions. Similarly, no Political Activities should be performed nor Political Contributions made that create the appearance that the Company stands to receive preferential treatment in the selection of investment advisory services.

The Company and its Covered Associates are flatly prohibited from “bundling”, pooling or otherwise facilitating contributions or soliciting, directly or indirectly, contributions on behalf of candidates for state and local office and payments to state or local political parties. This includes activities such as serving on a candidate’s campaign finance committee, hosting fundraisers or otherwise engaging in political fundraising for Officials and state and local political parties, including political action committees (PACs) and inaugural and transitional expenses. For example, merely having one’s name appear in letterhead or any other portion of a fundraising letters or sponsoring a meeting or conference that features a government official as an attendee or guest speaker and involves fundraising may be considered soliciting contributions for a candidate or party.

In addition, any payments and/or contributions to state and local parties made to a PAC controlled by an SEC-registered investment adviser or any of its Covered Associates, either directly or indirectly, are strictly prohibited. As a result, Covered Associates and, for executive officers of SEC-registered investment advisers, members of their households are strictly prohibited from establishing, controlling or being involved with a PAC or any other entity that makes Political Contributions.

You are prohibited from performing any act that would result in a violation of the Code directly or through or by any other person or means. This means that you may not use other persons or entities, including affiliated entities or unaffiliated PACs, as “conduits” to circumvent applicable laws, rules, regulations and/or the Code.

3.4.5	Soliciting U.S. Government Entities on Behalf of SEC-Registered Advisers

Only Covered Associates are allowed to “solicit” investment advisory services business from U.S. Government Entities. Soliciting in this context means any direct or indirect communication with a U.S. Government Entity for

Personal Code of Ethics

the purpose of obtaining or retaining investment advisory services business. The following are examples of when such solicitation could result:

•	leading, participating in or merely being present at a sales/solicitation meeting with a U.S. Government Entity;

•	otherwise holding oneself out as part of the investment advisory services sales/solicitation effort with a U.S. Government Entity;

•	signing a submission to a Request for Proposal in connection with investment advisory business;

•	receiving a sales commission, servicing trailer, finder’s fee or other compensation for helping an investment adviser obtain or retain investment advisory business with a U.S. Government Entity; or

•	making introductions between officials of a U.S. Government Entity and an investment adviser.

Compliance will notify individual Employees of his or her status as a Covered Associate and will maintain and update these lists as necessary. Compliance will work with Human Resources to screen potential hires and internal transfers who may be entering or exiting Covered Associate status to ascertain if their Political Contributions have or have not exceeded the applicable de minimis limits prescribed by any legal, regulatory or contractual limitations.

No Employee may directly or indirectly use a third party or an affiliate (i.e., anyone who is not an Employee of the SEC-registered investment adviser) to solicit investment advisory services business from U.S. Government Entities without pre-approval from Compliance. Among other things, Compliance will vet any potential third party to determine if it is a permissible placement agent under SEC Rules 206(4)-3 and 206(4)-5.

Personal Code of Ethics

4	Document Control

Policy Owners	Liz Baesman, Rory Culver, Keith Farndon, Paul Seyler

Authors	Liz Baesman, Rory Culver, Keith Farndon, Paul Seyler

Committee Approval	Ethics & Conflicts Committee

Date Last Reviewed	November 11, 2019

Date Due for Next Review	November 30, 2020

Personal Code of Ethics

Appendix 1 – Definitions

Access Person: Any Employee who has access to non-public information regarding any client’s purchase or sale of securities or non-public information regarding the portfolio holdings of any client account. All persons covered by the Personal Account Dealing rules are deemed Access Persons.

Annual Limit: The maximum fair market value of Gifts or Entertainment that can be received from a single provider over the course of a year, absent an exception. The Annual Limit is combined for Business Meals and Entertainment.

Beneficial Ownership: You are the beneficial owner of any account or securities in which you have a direct or indirect financial interest. This includes accounts held in the name of your spouse or equivalent domestic partner, your minor children, and relatives living with you to whom you provide financial support and can include trusts for which you are a trustee or a beneficiary. See Appendix 2 for more detailed information on Beneficial Ownership.

Business Meals: A meal which the Business Relationship pays for and whose primary purpose is to discuss business. If the meal accompanies a form of Entertainment, it should be disclosed in conjunction with the Entertainment.

Business Relationship: Any person or entity that does or seeks to do business with or on behalf of Janus Henderson or any client.

CCO: Chief Compliance Officer or his/her designee.

Closed Period: The time period between the completion of a listed company’s financial results and the announcing of these results to the public.

Covered Associate: Employees who are identified by Compliance based upon requirements of Rule 206(4)-5, including but not limited to members of sales teams, Compliance, Legal, Investments, Marketing, the Executive Committee and certain department heads.

Covered Securities: In general, any securities (and derivatives thereof), including but not limited to individual stocks and bonds, exchange-traded products (ETFs and ETNs), closed-end funds, private placements and limited offerings. See Appendix 2 for a detailed list of Covered and Non-Covered securities.

Disclosure Threshold: The fair market value above which Gifts or Entertainment are required to be disclosed. Employees or You: All employees of Janus Henderson, as well as certain contactors as identified by Compliance.

Entertainment: A sporting event, concert, theatre performance, outdoor activity, reception, cocktail party, Business Meal or any other event that the Business Relationship pays for. In order to qualify as Entertainment, the Business Relationship must attend the event with you.

Ethics & Conflicts Committee: Governance committee composed of senior leaders throughout Janus Henderson Group. The Committee meets quarterly, or more often as needed, to review potential violations of the Personal Code of Ethics, our Code of Business Conduct and other related policies.

FCA: Financial Conduct Authority – a UK regulator.

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Personal Code of Ethics

Gift: Any item of value that is received from a current or prospective Business Relationship. Entertainment that the Business Relationship pays for, but does not attend, qualifies as a Gift.

Individual Limit: The maximum fair market value of Gifts or Entertainment that can be received from a single provider in connection with a single event, absent an exception.

Investment Person: An Access Person who also makes or participates in making, decisions regarding the trading of securities in any client account, has access to such decisions or assists in the trade process. Investment Persons generally can include PMs, research analysts, traders, trade operations, compliance, investments, product development and ExCo members.

Janus Henderson or the Company: Janus Henderson Group plc, its affiliates and its subsidiaries.

MyComplianceOffice (MCO): The monitoring system utilized for all personal compliance disclosures including Personal Account Dealing.

Outside Business Activity (OBA): Any personal activities outside of work subject to the disclosure and pre- approval requirements described in Section 3.2.2.

Personal Account Dealing (PAD): The personal transactions in Covered Securities held in accounts under the Beneficial Ownership of persons covered by the Code.

Political Activity: Any activity that directly or indirectly supports a candidate’s campaign for governmental office, including but not limited to: (1) hosting fundraisers for candidates, committees and parties; (2) using your name or the Company’s name on fundraising literature; (3) “bundling” or coordinating contributions on behalf of others; (4) volunteering to make phone calls or canvas neighbourhoods; (5) participating in a PAC; (6) giving endorsements; or (7) serving on a candidate’s election committee.

Political Contribution: Any gift, subscription, loan, advance, or deposit of money or anything of value for: (1) the purpose of influencing any election for governmental office; (2) the payment of debt incurred in connection with any such election; or (3) transition or inaugural expenses incurred by the successful candidate for governmental office. Political Contributions include both monetary contributions and in-kind contributions. For example, if an Employee pays for services, provides facilities or a personal residence (e.g., to host a reception), or uses other resources to benefit any candidate, political party, political organization, inaugural committee or transition team, these activities could be considered Political Contributions.

Reportable Funds: Any fund or product for which JHG acts as an investment adviser, sub-adviser or principal underwriter.

SEC: U.S Securities and Exchange Commission – a U.S. regulator.

U.S. Government Entity: Any U.S. state or local government; any agency, authority or instrumentality of a state or local government; any pool of assets sponsored by a state or local government (such as a defined benefit pension plan, separate account or general fund); and any participant-directed government plan (such as 529, 403(b), or 457 plans).

Personal Code of Ethics

Appendix 2 – PAD Guidelines

Covered Securities

The following securities (and derivatives thereof) are considered Covered Securities and are therefore subject to the Code requirements:

•	equities – listed and unlisted shares

•	fixed income instruments

•	corporate

•	U.S. guaranteed or of federally sponsored enterprises (FHLMC, FNMA, GNMA, etc.)

•	municipal

•	closely held

•	ADRs, EDRs and GDRs

•	ETFs/ETNs (including Janus Henderson ETFs/ETNs)

•	closed-end funds

•	hedge funds

•	private placements and limited offerings (including security token offerings or initial coin offerings)

•	investment trusts (including Janus Henderson-managed investment trusts and REITs)

•	investments listed above held in a wrapped product, such as an ISA, SIPP, EIS, SEIS, etc.

Any investment that you are unsure about should be precleared.

Non-Covered Securities

The following securities, commodities, currencies and instruments (and derivatives thereof) are considered Non-Covered Securities and are not subject to the Code requirements:

•	bank and term deposits

•	bonds and other direct debt instruments issued by the government of the UK, the US or other foreign governments.

•	premium bonds (UK specific)

•	direct investment or derivatives trading (such as futures and options) in:

•	physical commodities

•	currencies

•	interest rates

•	broad-based indices

•	crypto currencies (other than those in security token offerings or initial coin offerings)

•	regulated open-end funds (UCITS, NURS, US mutual funds, Australian managed investment schemes, etc.) except for Reportable Funds

While the above securities, commodities, currencies and instruments are exempt from the specific preclearance requirements and investment restrictions set out in the Code, be aware that any type of trading that could result in a conflict of interest arising is actively discouraged. This includes high levels of trading in Non-Covered Securities.

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Personal Code of Ethics

Beneficial Ownership

Definition of Beneficial Ownership

The Code applies to all accounts and securities beneficially owned by you as well as accounts under your direct or indirect influence or control. Essentially, this means that if you have the ability to profit, directly or indirectly, or share in any profit from a transaction, you have Beneficial Ownership. If you are unsure if an account or investment falls under your beneficial ownership, contact Compliance for further guidance.

Practical Application

You live with your parents: If you live in your parents’ house but do not financially support your parents, your parents’ accounts and securities are not beneficially owned by you and do not require disclosure.

Your parent lives with you: If you provide financial support to your parent, your parent’s accounts and securities are beneficially owned by you and require disclosure.

You have an adult child living in your home: If you provide financial support to your child, your child’s accounts and securities are beneficially owned by you and require disclosure.

You have a college-age child: If your child is in college and you still claim the child as a dependent for tax purposes, you are the beneficial owner of their accounts and securities.

Your child has an UGMA/UTMA account: If you (or your spouse) are the custodian for the minor child, the child’s accounts are beneficially owned by you. If someone other than you (or your spouse) is the custodian for your minor child’s account, the account is not beneficially owned by you.

You have a domestic partner or similar cohabitation arrangement: If you contribute to the maintenance of a household and the financial support of a partner, your partner’s accounts and securities are beneficially owned by you and require disclosure.

You have a roommate: Generally, roommates are presumed to be temporary and therefore you have no beneficial ownership in one another’s accounts and securities.

You have power of attorney: If you have been granted power of attorney over an account, you are not the beneficial owner of the account until the time that the power of attorney has been activated.

You are the trustee and/or the beneficiary of a trust: Due to the complexity and variety of trust agreements, these situations require case-by-case review by Compliance.

Personal Code of Ethics

Appendix 3 – Gifts, Entertainment and Meals Received Limits, Thresholds and Guidelines

U.S. and North America Requirements

Limits and Thresholds

Category	Disclosure Threshold	Individual Limit (per event)		Annual Limit (per provider)
Gifts	$50	$100		$100
Business Meals	$50	$300	*	$1,500
Entertainment	$50	$300	*	(combined)

Prohibitions

You may not receive any Entertainment that constitutes an “extraordinary” event, such as the Super Bowl, World Series, College Football Playoff Semi-Final and Championship games, NBA Finals, NHL Finals, etc.

Additional Restrictions for Traders and Trade Operations

Employees in Trading and Trade Operations may only accept Entertainment in the form of reasonable Business Meals. Participation in other Entertainment is allowed with permission from the applicable Head of Trading. The Employee’s portion of the event must be paid for by the Employee or treated as a company expense and must be documented in MCO with proof supporting the expense or the reimbursement to the provider.

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Personal Code of Ethics

UK and Europe Requirements

Limits and Thresholds

The FCA has prohibited the receipt of anything other than “acceptable minor non-monetary benefits” in connection with the provision of an investment service or an ancillary service. Therefore, Employees in the UK and Europe may receive Gifts or Entertainment that do not qualify as acceptable minor non-monetary benefits only if the Gift or Entertainment is unrelated to the provision of an investment service or an ancillary service. In making this determination, Compliance will evaluate all relevant factors, including the Employee’s position, the nature of the Gifts or Entertainment and the nature of the Business Relationship. By way of example, a Gift or Entertainment, such as invitations to a sporting or social event, provided by a software vendor to a member of the Finance team would likely not be related to the provision of an investment service or an ancillary service. For any Gift or Entertainment that is determined to be unrelated to the provision of an investment service or an ancillary service, the limits and thresholds described below apply. For other Gifts or Entertainment, the stricter limits and thresholds outlined in the “Additional Restrictions” section apply. Regardless of how a Gift or Entertainment is categorized, the approver must consider the appropriateness of the receipt of the Gift or Entertainment by the Employee when reviewing for approval.

Category	Disclosure Threshold	Individual Limit (per event)	Annual Limit (per provider)
Gifts	£10	£75	£75
Business Meals	£30	£225	£1,125
Entertainment	£30	£225	(combined	)

Additional Restrictions for Front Office and Distribution Employees

The FCA has prohibited the receipt of anything other than “acceptable minor non-monetary benefits” in connection with the provision of an investment service or an ancillary service. Therefore, Employees in the Front Office and Distribution functions may only receive acceptable minor non-monetary benefits. Acceptable minor non-monetary benefits are those which are (1) capable of enhancing the quality of service provided to the client; (2) of a scale and nature that they could not be judged to impair Janus Henderson’s duty to act honestly, fairly and professionally in the best interests of the client; and (3) reasonable, proportionate and of a scale that is unlikely to influence Janus Henderson’s behaviour in any way that is detrimental to the interests of the relevant client.

For purposes of the Code, this is limited to participation in conferences, seminars and other training events on the benefits and features of a specific financial instrument or an investment service and hospitality of a reasonable de minimis value, such as food and drink during a business meeting or a conference, seminar or other training event. The following limits and thresholds apply.

Category	Disclosure Threshold	Individual Limit (per event)	Annual Limit (per provider)
Gifts		Not permitted
Business Meals	£30	£125	£750
Entertainment*		Not permitted

*	Includes golf days, cricket and football matches and attendance of concert or theatre events.

Personal Code of Ethics

Asia Pacific Requirements

Limits and Thresholds

Category	Disclosure Threshold		Individual Limit (per event)		Annual Limit (per provider)
Australia
Gifts	AUD	50	AUD	200	AUD	200
Business Meals	AUD	100	AUD	250	AUD	1,250
Entertainment	AUD	50	AUD	250		(combined	)

Hong Kong & PRC[4]
Gifts	HKD	300	HKD	1,000	HKD	1,000
Business Meals	HKD	600	HKD	1,500	HKD	7,500
Entertainment	HKD	300	HKD	1,500		(combined	)

Taiwan[5]
Gifts	TWD	1,200	TWD	3,000	TWD	3,000
Business Meals	TWD	2,400	TWD	6,000	TWD	30,000
Entertainment	TWD	1,200	TWD	6,000		(combined	)

Japan
Gifts	JPY	4,000	JPY	15,000	JPY	15,000
Business Meals	JPY	8,000	JPY	20,000	JPY	100,000
Entertainment	JPY	4,000	JPY	20,000		(combined	)

Singapore
Gifts	SGD	50	SGD	200	SGD	200
Business Meals	SGD	100	SGD	250	SGD	1,250
Entertainment	SGD	50	SGD	250		(combined	)

Prohibitions

Gifts of travel or accommodation cannot be accepted.

Additional Restrictions for Traders and Trade Operations

Employees in Trading and Trade Operations may only accept Entertainment in the form of reasonable Business Meals. Participation in other Entertainment is allowed with permission from the applicable Head of Trading. The Employee’s portion of the event must be paid for by the Employee or treated as a company expense and must be documented in MCO with proof supporting the expense or the reimbursement to the provider.

[4]	For PRC, the amount is RMB equivalent.
[5]	For Taiwan, this limit applies to any Gifts received for festivals/custom convention purposes (SITCA rule). Limit applies on a case-by-case basis for each client.

Personal Code of Ethics

Appendix 4 – Policies for Independent Fund Trustees

The following provisions apply to the Independent Trustees of the Janus Investment Fund (JIF), the Janus Aspen Series (JAS), and the Janus Detroit and Clayton Street Trusts.

Personal Account Dealing Requirements

Disclosure Requirements

As an Independent Trustee, you must disclose to Compliance any new and existing accounts in which you have beneficial ownership through which shares of Janus Henderson Products are held. You must complete the disclosures and certify annually thereafter. In addition, you must allow your brokers or financial institutions to provide duplicate account statements to Compliance.

Trades in Covered Securities

You must refrain from trading in a Covered Security when you have knowledge of Janus Henderson trading recommendations for that security. Additionally, you must certify annually that you adhered to this requirement.

Janus Henderson Mutual Funds – Ninety Day Rule for Trustees of JIF/JAS

Trading in and out of Janus Henderson Funds within 90 days is discouraged. If you do, then you must surrender any profits resulting from the purchase and subsequent sale, or sale and subsequent purchase. The Ninety Day Rule does not apply to systematic transactions such as payroll deduction, automatic monthly investments, or 401(k) contributions. However, it does apply to all other non-systematic transactions including periodic rebalancing. Profit calculations are determined by the First-in, First-out (FIFO) method.

JHG Securities

Independent Trustees are prohibited from owning Janus Henderson Group (JHG) securities.

Communications with the Investment Team

Janus Henderson provides regular information about investment activities in board meetings, meetings of the Trustees’ Investment Oversight Committee where portfolio managers meet and present to the Trustees, on the Trustee website, and ongoing communications between Janus Henderson and the Trustees. In addition, Janus Henderson personnel respond to inquiries from Trustees, particularly as they relate to general strategy considerations or economic or market conditions affecting the Funds. The mutual funds holdings disclosure policy specifically provides that, for legitimate business purposes, the Trustees may receive non-public portfolio holdings. With regard to specific holdings, however, Janus Henderson typically does not communicate specific trading or holdings information to Trustees except as set forth above and in accordance with the policy. Any pattern of repeated requests for specific trading information not in accordance with the mutual funds holdings disclosure policy will be reported to the Chief Compliance Officer.

Gifts and Entertainment Policy for Trustees

Gifts

As an Independent Trustee, you are prohibited from soliciting gifts or entertainment from Janus Henderson. You may not receive more than $100 in gifts in a calendar year from Janus Henderson. Gifts are things of value received where there was no direct meeting with Janus Henderson.

Entertainment

You may attend Janus Henderson hosted events, (such as occasional meals, sporting events, theatre/Broadway shows, golf outings, an invitation to a reception or cocktail party or comparable entertainment where Janus Henderson personnel are in attendance). The maximum per outing is a $300 value and, if applicable, a $600 value for you and your guest. The limits apply to the total market value cost (not face value) of the outing, including meals, travel (airfare/ hotels/ cars), sporting events, limo rides, etc. The aggregate value of all such benefits may not exceed $1,500 per calendar year. These limitations do not apply to meals served in conjunction with board meetings.